Exhibit 99.1

Investors and Media:

Kyle Bland: 630-824-1907

SUNCOKE ENERGY, INC. ANNOUNCES STRONG FIRST QUARTER 2017 RESULTS;

DISCUSSIONS ON PROPOSED SIMPLIFICATION TRANSACTION TERMINATED

•	Net income attributable to SXC was up $5.1 million to $1.0 million, or $0.02 per share, in the current period compared to a loss of $4.1 million, or $0.06 per share, in the prior year period

•	Adjusted EBITDA for the quarter was $55.6 million, up $11.8 million versus the prior year period

•	Reaffirm full-year 2017 Consolidated Adjusted EBITDA guidance of $220 million to $235 million

•	Discussions with the SXCP Conflicts Committee regarding the proposed Simplification Transaction were terminated with no agreement reached

LISLE, Ill. (April 20, 2017) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the first quarter 2017, which reflect significant year-over-year improvement driven primarily by higher logistics volumes and lower corporate costs.

“We are pleased with our first quarter performance, and this fast start has positioned us to deliver upon our financial guidance in 2017,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc.

The Company also announced the termination of discussions with the Conflicts Committee of the Board of Directors of SunCoke Energy Partners, L.P. regarding the proposed Simplification Transaction, announced on October 31, 2016. The Conflicts Committee and its independent advisors reviewed the proposal made by SXC and had several discussions with the Company over the last few months regarding the potential transaction. At this time, the parties have determined that they will not be able to reach an agreement and have therefore terminated discussions regarding the Simplification Transaction.

“While we continue to believe strongly in the merits of a simplified structure, we were focused on taking a disciplined approach and ultimately it became clear we would not reach an agreement with the Conflicts Committee on a value, through the exchange ratio, for the unaffiliated LP units,” said Henderson. “Going forward, we still see real opportunity for SunCoke as we remain well-positioned to leverage our strong competitive advantages in cokemaking and logistics. We remain focused on executing on our strategic initiatives to drive operational excellence and optimize our asset base as we seek to capitalize on the continued improvement in the steel and coal markets.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
(Dollars in millions)	2017	2016	Increase/ (Decrease)
Revenues	$309.7	$311.1	$(1.4)
Adjusted EBITDA(1)	$55.6	$43.8	$11.8
Net income (loss) attributable to SXC	$1.0	$(4.1)	$5.1

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues during the first quarter of 2017 declined $1.4 million compared to the same prior year period, reflecting lower sales volumes in our Domestic Coke segment, mostly offset by higher sales volumes in our Coal Logistics segment.

Adjusted EBITDA during the first quarter of 2017 increased $11.8 million to $55.6 million, primarily due to higher sales volumes in our Coal Logistics segment as compared the same prior year period, as well as lower corporate costs and the benefit of the divestiture of our coal mining business. These improvements were partially offset by lower Adjusted EBITDA in our Domestic Coke segment, driven primarily by the impact of oven rebuilds at our Indiana Harbor facility in the quarter.

Net income attributable to SXC was up $5.1 million to $1.0 million, or $0.02 per share, which included the operating impacts discussed above, partially offset by the absence of $20.4 million of debt extinguishment gains recorded in the prior year period, net of a $10.7 million non-cash impairment charge associated with the divestiture of our Coal Mining business in the first quarter 2016.

FIRST QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended March 31,
(Dollars in millions, except per ton amounts)	2017	2016	Increase/ (Decrease)
Revenues	$278.7	$289.0	$(10.3)
Adjusted EBITDA(1)	$49.7	$54.3	$(4.6)
Sales volumes (thousands of tons)	946	1,000	(54)
Adjusted EBITDA per ton(2)	$52.54	$54.30	$(1.76)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues decreased $10.3 million, reflecting a decrease in sales volume of 54 thousand tons, primarily due to lower production at Indiana Harbor associated with oven rebuilds as well as lower sales to AK Steel at Haverhill, for which AK Steel made make-whole payments.

•	Adjusted EBITDA decreased $4.6 million, reflecting lower coke sales volumes and $2.3 million of higher operating and maintenance spending driven by oven rebuilds at Indiana Harbor in the quarter. The remaining coke facilities were consistent with prior year performance, with $2.4 million of favorable contracted coal prices at our Jewell facility offset by unfavorable coal cost recovery and Middletown’s return to a normalized run-rate performance after a record year in 2016.

Coal Logistics

Coal Logistics consists of the coal handling and mixing services operated by SXCP at Convent Marine Terminal (“CMT”) located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, Indiana and Kanawha River Terminals, LLC (“KRT”), which has terminals along the Ohio and Kanawha rivers in West Virginia. Additionally, Dismal River Terminal (“DRT”), located in Virginia adjacent to our Jewell Cokemaking facility, is operated by SXC. DRT was formed to accommodate Jewell in its direct procurement of third-party coal, beginning in 2016.

	Three Months Ended March 31,
(Dollars in millions, except per ton amounts)	2017	2016	Increase/ (Decrease)
Revenues	$20.2	$13.0	$7.2
Intersegment sales	$5.1	$5.2	$(0.1)
Adjusted EBITDA(1)	$13.1	$5.9	$7.2
Tons handled (thousands of tons)(2)	5,719	4,315	1,404
CMT take-or-pay shortfall tons (thousands of tons)(3)	544	1,638	(1,094)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

•	Revenues and Adjusted EBITDA were up both up $7.2 million, driven by higher sales volumes at our CMT and KRT terminals in the current year period.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. In the fourth quarter of 2016, ArcelorMittal Brazil redeemed SunCoke’s indirectly held preferred and common equity interest in Sol Coqueria Tubarão S.A. (“Brazil Investment”) for consideration of $41.0 million, half of which was received in the fourth quarter 2016 and the other half of which was received in the first quarter 2017.

•	Adjusted EBITDA increased $2.1 million to $4.4 million, driven primarily by incremental technology and licensing fees related to the addition of certain patents to our existing intellectual property licensing agreement in the fourth quarter of 2016.

Corporate and Other

Corporate and other expenses, which include costs related to our legacy coal mining business, were $11.6 million in first quarter 2017, an improvement of $7.1 million versus first quarter 2016. The improvement includes a $2.8 million year-over-year benefit associated with the divestiture of our coal mining business completed in April 2016. The remaining improvement was driven by the absence of costs to resolve certain legal matters incurred in the prior year period, as well as favorable mark-to-market adjustments in deferred compensation caused by changes in the Company’s share price and the Partnership’s unit price, partially offset by $1.5 million of costs in connection with the Simplification Transaction in the current year period.

2017 OUTLOOK

Our 2017 guidance is as follows:

•	Domestic coke production is expected to be approximately 3.9 million tons

•	Consolidated Adjusted EBITDA is expected to be between $220 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $130 million and $141 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $80 million

•	Cash generated by operations is estimated to be between $140 million and $155 million

•	Cash taxes are projected to be between $8 million and $15 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 3347802.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At March 31, 2017, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 53.9 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT and the expiration of certain acquired contractual obligations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Simplification Transaction the Company’s proposal, made on October 31, 2016, to acquire all of the Partnership’s common units not already owned by the Company.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$309.7	$311.1
Costs and operating expenses
Cost of products sold and operating expenses	234.4	239.0
Selling, general and administrative expenses	19.7	23.7
Depreciation and amortization expense	33.3	28.2
Asset impairment	—	10.7

Total costs and operating expenses	287.4	301.6

Operating income	22.3	9.5
Interest expense, net	13.7	14.0
Loss (gain) on extinguishment of debt	0.1	(20.4)

Income before income tax expense	8.5	15.9
Income tax expense(1)	66.2	3.3

Net (loss) income	(57.7)	12.6
Less: Net (loss) income attributable to noncontrolling interests(1)	(58.7)	16.7

Net income (loss) attributable to SunCoke Energy, Inc.	$1.0	$(4.1)

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.02	$(0.06)
Diluted	$0.02	$(0.06)
Weighted average number of common shares outstanding:
Basic	64.3	64.1
Diluted	65.1	64.1

(1)	In January 2017, the Internal Revenue Service (“IRS”) announced its decision to exclude cokemaking as a qualifying income generating activity in its final regulations (the “Final Regulations”) issued under section 7704(d)(1)(E) of the Internal Revenue Code relating to the qualifying income exception for publicly traded partnerships. However, the Final Regulations include a 10-year transition period for activities that were reasonably interpreted to be qualifying income and carried on by publicly traded partnerships prior to the Final Regulations. The Partnership previously received a will-level opinion from its counsel, Vinson & Elkins LLP, that the Partnership’s cokemaking operations generated qualifying income prior to the Final Regulations. Therefore, the Partnership believes it had a reasonable basis to conclude its cokemaking operations were considered qualifying income before the issuance of the new regulations and as such expects to maintain its treatment as a partnership through the 10-year transition period. After the 10-year transition period, cokemaking entities in the Partnership will become taxable as corporations.

As a result of the Final Regulations, the Partnership recorded deferred income tax expense of $148.6 million for the three months ended March 31, 2017, primarily related to differences in the book and tax basis of fixed assets, which are expected to exist at the end of the 10-year transition period when the cokemaking operations become taxable. As the Company consolidates the Partnership, this entire deferred tax expense was recognized during the first quarter of 2017. However, the Company had already recorded $84.4 million of the deferred tax liability in its financial statements related to the Company’s share of the deferred tax liability for the book and tax differences in its investment in the Partnership. Therefore, the net impact to the Company’s deferred tax expense was $64.2 million during the three months ended March 31, 2017. This incremental tax impact is solely attributable to Partnership’s public unitholders. As such, an equal reduction to noncontrolling interest was recorded. As a result, the Final Regulations have no impact to net income attributable to the Company.

SunCoke Energy, Inc.

Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$157.2	$134.0
Receivables	62.2	60.7
Receivable from redemption of Brazilian investment	—	20.5
Inventories	111.1	92.5
Income tax receivable	5.7	4.6
Other current assets	7.8	3.8

Total current assets	344.0	316.1

Properties, plants and equipment (net of accumulated depreciation of $649.1 and $625.9 million at March 31, 2017 and December 31, 2016, respectively)	1,523.3	1,542.6
Goodwill	76.9	76.9
Other intangible assets, net	176.2	179.0
Deferred charges and other assets	5.3	6.3

Total assets	$2,125.7	$2,120.9

Liabilities and Equity
Accounts payable	$123.6	$98.6
Accrued liabilities	40.9	49.8
Deferred revenue	5.6	2.5
Current portion of long-term debt and financing obligation	6.1	4.9
Interest payable	6.7	16.2

Total current liabilities	182.9	172.0

Long-term debt and financing obligation	847.0	849.2
Accrual for black lung benefits	45.8	45.4
Retirement benefit liabilities	28.3	29.0
Deferred income taxes	418.1	352.5
Asset retirement obligations	13.9	13.9
Other deferred credits and liabilities	18.5	19.0

Total liabilities	1,554.5	1,481.0

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,796,912 and 71,707,304 shares at March 31, 2017 and December 31, 2016, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at March 31, 2017 and December 31, 2016, respectively	(140.7)	(140.7)
Additional paid-in capital	493.6	492.1
Accumulated other comprehensive loss	(18.9)	(19.0)
Retained deficit	(21.3)	(22.0)

Total SunCoke Energy, Inc. stockholders’ equity	313.4	311.1
Noncontrolling interests	257.8	328.8

Total equity	571.2	639.9

Total liabilities and equity	$2,125.7	$2,120.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(57.7)	$12.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Asset impairment	—	10.7
Depreciation and amortization expense	33.3	28.2
Deferred income tax expense	65.8	3.2
Payments in excess of expense for postretirement plan benefits	(0.7)	(0.6)
Share-based compensation expense	1.6	1.7
Loss (gain) on extinguishment of debt	0.1	(20.4)
Changes in working capital pertaining to operating activities (net of the effects of held for sale working capital):
Receivables	(1.5)	(7.0)
Inventories	(18.6)	14.2
Accounts payable	26.4	(5.8)
Accrued liabilities	(8.9)	0.2
Deferred revenue	3.1	9.2
Interest payable	(9.5)	(11.6)
Income taxes	(1.1)	(0.6)
Other	(2.8)	(4.6)

Net cash provided by operating activities	29.5	29.4

Cash Flows from Investing Activities:
Capital expenditures	(12.7)	(13.8)
Decrease in restricted cash	0.1	7.9
Return of Brazilian investment	20.5	—
Other investing activities	—	0.6

Net cash provided by (used in) investing activities	7.9	(5.3)

Cash Flows from Financing Activities:
Repayment of long-term debt	(0.3)	(32.9)
Repayment of financing obligation	(0.6)	—
Proceeds from revolving credit facility	10.0	20.0
Repayment of revolving credit facility	(10.0)	(20.0)
Debt issuance costs	(0.6)	—
Cash distribution to noncontrolling interests	(12.4)	(12.3)
Other financing activities	(0.3)	(0.5)

Net cash used in financing activities	(14.2)	(45.7)

Net increase (decrease) in cash and cash equivalents	23.2	(21.6)
Cash and cash equivalents at beginning of period	134.0	123.4

Cash and cash equivalents at end of period	$157.2	$101.8

Supplemental Disclosure of Cash Flow Information
Interest paid	$22.6	$26.4
Income taxes paid, net of refunds of $0.1 million in 2017 and no refunds in 2016	$1.5	$0.8

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$278.7	$289.0
Brazil Coke	10.8	7.7
Coal Logistics	20.2	13.0
Coal Logistics intersegment sales	5.1	5.2
Corporate and Other(1)	—	1.4
Corporate and Other intersegment sales(1)	—	21.3
Elimination of intersegment sales	(5.1)	(26.5)

Total sales and other operating revenue	$309.7	$311.1

Adjusted EBITDA(2):
Domestic Coke	$49.7	$54.3
Brazil Coke	4.4	2.3
Coal Logistics	13.1	5.9
Corporate and Other(3)	(11.6)	(18.7)

Total Adjusted EBITDA	$55.6	$43.8

Coke Operating Data:
Domestic Coke capacity utilization (%)	91	94
Domestic Coke production volumes (thousands of tons)	948	991
Domestic Coke sales volumes (thousands of tons)	946	1,000
Domestic Coke Adjusted EBITDA per ton(4)	$52.54	$54.30
Brazilian Coke production—operated facility (thousands of tons)	435	415
Coal Logistics Operating Data:
Tons handled (thousands of tons)(5)	5,719	4,315
CMT take-or-pay shortfall tons (thousands of tons)(6)	544	1,638

(1)	Corporate and Other revenues related to our legacy coal mining business.
(2)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)	Corporate and Other includes the activity from our legacy coal mining business which, incurred Adjusted EBITDA losses of $3.5 million and $6.3 million during the three months ended March 31, 2017 and 2016, respectively.
(4)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(5)	Reflects inbound tons handled during the period.
(6)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Net Cash Provided by Operating Activities to Net (Loss) Income and Adjusted EBITDA

	Three Months Ended March 31,
	2017	2016(1)
	(Dollars in millions)
Net cash provided by operating activities	$29.5	$29.4
Subtract:
Asset impairment	—	10.7
Depreciation and amortization expense	33.3	28.2
Deferred income tax expense	65.8	3.2
Loss (gain) on extinguishment of debt	0.1	(20.4)
Changes in working capital and other	(12.0)	(4.9)

Net (loss) income	$(57.7)	$12.6

Add:
Coal rationalization income, net(2)	—	(0.9)
Depreciation and amortization expense	33.3	28.2
Interest expense, net	13.7	14.0
Loss (gain) on extinguishment of debt	0.1	(20.4)
Income tax expense	66.2	3.3
Asset impairment	—	10.7
Contingent consideration adjustments(3)	—	(3.7)

Adjusted EBITDA	$55.6	$43.8

Subtract: Adjusted EBITDA attributable to noncontrolling interest(4)	21.6	20.3

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$34.0	$23.5

(1)	In response to the SEC’s May 2016 update of its guidance on the appropriate use of non-GAAP financial measures, Adjusted EBITDA no longer includes Coal Logistics deferred revenue until it is recognized as GAAP revenue. As such, Adjusted EBITDA for the three months ended March 31, 2016 has been recast from previously reported results to exclude Coal Logistics’ deferred revenue.
(2)	Prior to the divestiture of our coal mining business, the Company incurred coal rationalization (income) costs including employee severance, contract termination costs and other costs to idle mines incurred during the execution of our coal rationalization plan. The first quarter of 2016 includes a gain of $1.5 million on the divestiture of certain coal mining permits and related reclamation obligations.
(3)	The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. These amendments resulted in a gain of $3.7 million recorded during the three months ended March 31, 2016, which was excluded from Adjusted EBITDA.
(4)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2017 Consolidated Adjusted EBITDA to Estimated Net Loss

and Net Cash Provided by Operating Activities

	2017
	Low	High
Net cash provided by operating activities	$140	$155
Subtract:
Depreciation and amortization expense	131	131
Deferred income tax expense	65	70
Changes in working capital and other	(21)	(24)

Net loss	$(35)	$(22)

Add:
Depreciation and amortization expense	131	131
Interest expense, net	57	54
Income tax expense	67	72

Adjusted EBITDA	$220	$235

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(1)	90	94

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$130	$141

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.